SECURITIES AND EXCHANGE COMMISSION
             WASHINGTON, D.C. 20549





                    FORM 8-K




                 Current Report
        Pursuant to Section 13 or 15(d)
   of the Securities Exchange Act of 1934



         Date of Report:  June 2, 1997
       (Date of Earliest Event Reported)



                  HUMANA INC.
(Exact name of Registrant as specified in its Charter)





Delaware                 1-5975                  61-0647538
(State of              (Commission          (I.R.S. Employer Tax
Incorporation)         File Number)          Identification No.)



              500 West Main Street
              Louisville, KY 40202
    (Address of principal executive offices)

                 (502) 580-1000
(Registrant's telephone number, including area code)

Item 5.  Other Events
Item 7.  Financial Statements & Exhibits

Item 5.   Other Events

On June 3, 1997, Humana Inc., a Delaware corporation, (the "Company" or "Registrant") announced that it had signed a definitive agreement to acquire Physician Corporation of America, a Delaware corporation, ("PCA").

A copy of the Press Release issued by the Company on June 3, 1997, is attached hereto as Exhibit 99(a) and is incorporated herein by reference.

Upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of June 2, 1997, (the "Merger Agreement") among the Company, its wholly owned subsidiary, HUMNOV, Inc., a Delaware corporation ("Sub"), and PCA, the Company has agreed to purchase all of the outstanding shares of common stock, par value $.01, of PCA
(the "Shares"), at a purchase price of $7.00 per Share, net to the seller in cash, without interest.

The Merger Agreement provides, among other things, that as soon as practicable after the satisfaction of the conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, Sub would be merged with and into PCA (the "Merger").

Other than as described in the Merger Agreement, there are no material relationships between the Company, Sub and PCA.

Concurrently with the execution of the Merger Agreement, PCA entered into reinsurance and related agreements (the "Centre Re Agreements") with Centre Reinsurance Company of New York ("Centre Re") relating to certain outstanding obligations of PCA Property and Casualty Insurance Company
("P&C"), a wholly owned subsidiary of PCA. The reinsurance obligations of Centre Re under the Centre Re Agreements will become effective as of the consummation of the Merger unless either the Registrant or Centre Re elects to cancel the reinsurance. In the event of such cancellation, the Registrant has agreed with both PCA and the Florida Department of Insurance to make a capital contribution to P&C of an amount equal to the statutory deficit of P&C as of the closing (which statutory deficit was approximately $160 million as of March 31, 1997) and to make additional contributions, from time to time, in order to remove any statutory deficits thereafter incurred by P&C.


In addition, on June 5, 1997, the Company announced that it had signed a definitive agreement to acquire ChoiceCare Corporation, an Ohio corporation, ("CC").

A copy of the Press Release issued by the Company on June 5, 1997, is attached hereto as Exhibit 99(b) and is incorporated herein by reference.

Upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of June 3, 1997, (the "OH Agreement") among the Company, its wholly owned subsidiary, HOCC, Inc., an Ohio corporation ("OH-Sub"), CC and The ChoiceCare Foundation, an Ohio nonprofit corporation, (the "Foundation"), the Company has agreed to purchase all of the outstanding shares of common stock, no par value, of CC (the "CC Shares"), at a purchase price of $16.38 per CC Share, net to the seller in cash, without interest (the "CC Purchase Price").

The Foundation owns approximately 91% of the CC Shares and has agreed to vote in favor of the OH Agreement, the OH Merger, as defined below, and all of the transactions described in the OH Agreement.

The OH Agreement provides, among other things, that as soon as practicable after the satisfaction of the conditions set forth in the OH Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Ohio, OH-Sub would be merged with and into CC (the " OH Merger").

Other than as described in the OH Agreement, there are no material relationships between the Company, OH-Sub and CC.

The aggregate purchase price of PCA of approximately $400 million, which includes the assumption of approximately $130 million of debt, and the CC Purchase Price of approximately $250 million, will be funded by the Company through available cash and bank borrowings. The Company has received a commitment from Chase Manhattan Bank to provide a new $1.5 billion revolving credit facility, a portion of which will be used to finance the transactions.

Item 7.  Financial Statements and Exhibits.

Exhibit 99(a)  Company's Press Release dated June 3, 1997.

Exhibit 99(b)  Company's Press Release dated June 5, 1997.




                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                              HUMANA INC.



                              /s/ Arthur P. Hipwell
                              By:  Arthur P. Hipwell
                                   Senior Vice President


Dated:  June 16, 1997

Exhibit Index


Exhibit 99(a)  Company's Press Release dated June 3, 1997.

Exhibit 99(b)  Company's Press Release dated June 5 1997.